Life Quotes, Inc. Reports First Quarter 2010 Financial Results

DARIEN, Ill., April 28 /PRNewswire-FirstCall/ -- Life Quotes, Inc. (Nasdaq: QUOT), today announced financial results for the first quarter ended March 31, 2010.

Financial Results
For the quarter ended March 31, 2010, Life Quotes, Inc. reported revenues of $2.4 million, a decrease of 39 percent from revenues of $4.0 million in the first quarter of 2009.  There was a net loss of $789,000, or $0.12 per share, for the first quarter of 2010, compared to a profit of $192,000, or $0.03 per share for the same quarter of 2009.

"The first quarter of 2010 was especially challenging for us due to continued high turnover in our sales call center combined with expected start-up issues related to the re-launch of our Life Quotes brand name, including low organic website traffic," stated Robert Bland, chairman and CEO.  "In early 2010 we reduced the size of our inside sales force to 35 agents and also reduced ad spending to account for the contraction of sales agents.  The high fixed costs of recruiting, training, licensing and turnover associated with maintaining a sales call center has caused us to rethink our fulfillment model.  Going forward, we intend to utilize experienced independent life insurance agents, which will, over time, shift many of our core selling costs from fixed to variable.  The fully-developed policy management system that we built will allow us to engage remote agents on flexible terms that permit them to work full or part-time."

Phil Perillo, chief financial officer, added, "The contracting of experienced life insurance sales agents on a remote agent basis should give us the ability to add sales fulfillment capacity without the attendant costs and time delays of hiring and training internal agents.  Our new program is in pilot stage with 30 independents signed up.  Our recently completed life insurance policy management system, which handles all aspects of customer interaction, from quote to application, through underwriting and finally to commission collection, gives us an ideal platform from which to add agents."

Life Quotes has a strong balance sheet with no debt.  Cash and investments totaled $24 million at March 31, 2010.  Stockholders' equity amounted to $29.8 million at March 31, 2010, or $4.41 per share.  Life Quotes has a tax loss carry forward of approximately $35 million.

About Life Quotes, Inc.
Originally founded in 1984 as Quotesmith Corporation, Life Quotes, Inc. owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers.  Visitors to the Company's flagship Web site www.lifequotes.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown.  Life Quotes, Inc. generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies.  We also generate revenues from the sale of Web site traffic and insurance leads to various third parties.  Shares of the Company's common stock trade on the Nasdaq Capital Market under the symbol QUOT.

Cautions about Forward-Looking Statements
This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict.  Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue.  The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information.  More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 which is on file with the United States Securities and Exchange Commission.

LIFE QUOTES, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31, 2010	March 31, 2009

Revenues:
Commissions and fees	$2,445	$4,023

Expenses:
Selling & marketing	252	593
Operations	1,965	2,297
General & administrative	856	820
Depreciation & amortization	231	189

Total expenses	3,304	3,899
Operating income (loss)	(859)	124
Investment income	70	68

Net income (loss)	$(789)	$192

Net income (loss) per common share,
basic and diluted	$(0.12)	$0.03

Weighted average common
shares and equivalents
outstanding,
basic	6,765	6,770
diluted	6,765	6,780

SELECTED BALANCE SHEET DATA
(In thousands)

	March 31, 2010	December 31, 2009

Cash and equivalents	$16,745	$16,022
Investments	7,257	8,458
Commissions receivable	2,661	3,014
Intangibles and goodwill	4,145	4,250
Other assets	1,282	1,361
Total assets	$32,090	$33,105

Total current liabilities	$2,251	$2,474
Total stockholders' equity	29,839	30,631
Total liabilities &
stockholders' equity	$32,090	$33,105